CONTACT:

Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Paul Henning
Cameron Associates (212) 554-5462
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA G-202 DATA IN PEER-REVIEWED JOURNAL

SUPPORTS PRODRUG STRATEGY

SAN ANTONIO, Texas, June 28, 2012 – GenSpera, Inc. (OTCBB:GNSZ) announced that a study titled, “Engineering the Plant Product Thapsigargin into a PSMA-Activated Tumor Endothelial Cell Prodrug for Cancer Therapy,” was published in the journal, SCIENCE OF TRANSLATIONAL MEDICINE, on June 27, 2012 (http://stm.sciencemag.org/content/4/140/140ra86). The manuscript documents the extensive pre-clinical data and rationale for the development of G-202 as a potential treatment for a variety of solid tumors in human patients.

The paper also validated the enzyme, PSMA, as an appropriate molecular target for G-202. PSMA is expressed by both prostate cancer cells and endothelial (vascular) cells in a variety of cancers, but not by most normal tissues. Finally, the paper showed G-202 toxicity to be low in animal models. Based on these results, the researchers concluded that the G-202 cytotoxin and prodrug delivery platform produced sufficient therapeutic results to support advancing G-202 to human clinical trials.

“This publication marks the culmination of 40 years of collaborative, interdisciplinary research,” said Søren Brøgger Christensen, PhD, study author, Professor at the University of Copenhagen and a member of GenSpera’s Scientific Advisory Board. “We began studying the medicinal properties of the plant, Thapsia garganica, in the 1970’s. Our group was the first to isolate the active ingredient, thapsigargin, elucidate its chemical structure and demonstrate that it kills tumor cells by blocking a specific intracellular calcium pump. Thapsigargin kills cells independently of their rate of cell division, which we believe can make it more effective than standard chemotherapeutic agents in treating a wide variety of human tumors.”

“This paper represents a rare ‘brain-to-bench-to-bedside’ translational story,” said John Isaacs, PhD, study author, Professor of Oncology at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University and a member of GenSpera’s Scientific Advisory Board. “We engineered a ‘molecular grenade’ to deliver the superior anti-cancer activity of thapsigargin directly to the tumor, thereby unleashing its therapeutic potential at the cancer site. We are encouraged by our remarkable results in multiple human cancer models in mice and look forward to the outcome of the ongoing human clinical study.”

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that have the potential to deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that appears to release the drug only within the tumor. Unlike standard cancer drugs, thapsigargin kills cells independently of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.

GenSpera has completed a Phase Ia dose-escalation safety and tolerability study with its lead drug, G-202, at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University, the University of Wisconsin Carbone Cancer Center, and the Cancer Therapy and Research Center at the University of Texas Health Science Center in San Antonio. The study has continued into a Phase Ib dose refinement study in predominantly prostate cancer patients at the same clinical sites. GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.

GenSpera’s pipeline of drugs also includes G-114, G-115 and G-301, which all directly target prostate cancer.

For more information, please visit the Company’s website: www.genspera.com .

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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